UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1, 2019

AMERIPRISE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock (par value $.01 per share)	AMP	The New York Stock Exchange, Inc.

Item 7.01       Regulation FD Disclosure.

Ameriprise Financial, Inc. (the “Company”) is providing this supplemental information about the expected impact to the Company’s pretax income from a hypothetical 100 basis point increase in interest rates as of March 31, 2019. Our previous projection disclosure did not reflect mitigation enhancements made to our hedge programs and overstated the impact to indexed universal life insurance from a 100 basis point increase in interest rates. The expected impact to the Company’s pretax income from a hypothetical 100 basis point increase as of March 31, 2019 is $71 million, or a reduction of $561 million compared to the $632 million expected impact in the Form 10-Q for the period ended March 31, 2019.

Interest Rate Increase 100 Basis Points	Interest Rate Exposure to Pretax Income
	Before Hedge Impact	Hedge Impact	Net Impact
	(in millions)
Asset-based management and distribution fees (1)	$(57)	$—	$(57)
Variable annuity riders:
GMDB and GMIB	—	—	—
GMWB	1,003	(1,087)	(84)
GMAB	19	(19)	—
DAC and DSIC amortization (2)	N/A	N/A	9
Total variable annuity riders	1,022	(1,106)	(75)
Macro hedge program (3)	—	—	—
Fixed annuities, fixed insurance & fixed portion of variable annuities and variable insurance products	58	—	58
Brokerage client cash balances	112	—	112
Certificates	18	—	18
Indexed universal life insurance	12	3	15
Total	$1,165	$(1,103)	$71

N/A  Not Applicable.

(1) Excludes incentive income which is impacted by market and fund performance during the period and cannot be readily estimated.

(2) Market impact on DAC and DSIC amortization related to variable annuity riders is modeled net of hedge impact.

(3) The market impact of the macro hedge program is modeled net of any related impact to DAC and DSIC amortization.

Net impacts shown in the above table from GMWB riders result largely from differences between the liability valuation basis and the hedging basis. Liabilities are valued using fair value accounting principles, with risk margins incorporated in contractholder behavior assumptions and with discount rates increased to reflect a current market estimate of our risk of nonperformance specific to these liabilities. Our hedging is based on our determination of economic risk, which excludes certain items in the liability valuation including the nonperformance spread risk.

Actual results could differ materially from those illustrated above as they are based on a number of estimates and assumptions. These include assuming that the 100 basis point increase in interest rates is a parallel shift of the yield curve. Furthermore, we have not tried to anticipate changes in client preferences for different types of assets or other changes in client behavior, nor have we tried to anticipate all strategic actions management might take to increase revenues or reduce expenses in this scenario.

The selection of a 100 basis point interest rate increase should not be construed as a prediction of future market events. Impacts of larger or smaller changes in interest rates or equity prices may not be proportional to those shown above for a 100 basis point increase in interest rates.

Forward-Looking Statements

This report contains forward-looking statements that reflect management’s estimates about interest rate variations. Actual results could differ materially from those described in these forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.  Such factors include, but are not limited to, conditions in the interest rate environment, including changes in valuations, liquidity and volatility and the effectiveness of interest rate hedge instruments.  Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 27, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: July 1, 2019	By	/s/ Walter S. Berman
Walter S. Berman
Executive Vice President and Chief Financial Officer